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                                                                    EXHIBIT 11.1


                       COMPUTATIONS OF NET LOSS PER SHARE


The following table sets forth the computation of basic and diluted loss per share as calculated in accordance with FASB 128.


                                                            For the three months ended         For the nine months ended
                                                                 September 30,                        September 30,
                                                         ------------------------------      ------------------------------
                                                            2000               1999             2000                1999
                                                         ------------      ------------      ------------      ------------
Numerator:
    Numerator for basic and diluted loss per share -
    Loss before extraordinary expense                    $ (1,635,564)     $ (1,297,620)     $ (8,835,637)     $ (2,902,395)
    Extraordinary expense                                          --          (318,023)               --          (318,023)
                                                         ------------      ------------      ------------      ------------
    Net loss                                             $ (1,635,564)     $ (1,615,643)     $ (8,835,637)     $ (3,220,418)
                                                         ============      ============      ============      ============

Denominator:
    Denominator for basic loss per share -
    Weighted average shares                                80,687,459        54,512,750        78,654,882        49,565,500

Effect of dilutive securities:
    Stock options and warrants                                     --                --                --                --


    Dilutive potential common shares                               --                --                --                --
                                                         ------------      ------------      ------------      ------------

    Denominator for diluted earnings per share -
    adjusted weighted average shares and assumed
    conversions                                            80,687,459        54,512,750        78,654,882        49,565,500
                                                         ============      ============      ============      ============

    BASIC LOSS PER SHARE                                 $    (0.0203)     $    (0.0296)     $    (0.1123)     $    (0.0650)
                                                         ============      ============      ============      ============
    DILUTED LOSS PER SHARE                               $    (0.0203)     $    (0.0296)     $    (0.1123)     $    (0.0650)
                                                         ============      ============      ============      ============

As MigraTEC incurred a net loss for the three and nine months ended September 30, 2000 and 1999, there were no adjustments for potentially dilutive securities as the adjustments would have been anti-dilutive.